As filed with the Securities and Exchange Commission on December 22, 2008

Registration No. 33-93140

UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_____________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

SALTON, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3777824 (IRS Employer Identification No.)

3633 S. Flamingo Road

Miramar, FL 33027

(Address of Principal Executive Offices and Zip Code)

SALTON/MAXIM HOUSEWARES, INC. STOCK OPTION PLAN

(Full title of the plan)

Lisa R. Carstarphen

Vice President, General Counsel and Corporate Secretary

3633 S. Flamingo Road,

Miramar, FL 33027

(954) 883-1025

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey D. Marell

Raphael M. Russo

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer (do not check if a smaller reporting company) ☐	Accelerated filer ☐ Smaller reporting company ☒

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE - DEREGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 33-93140) filed by Salton, Inc. (f/k/a Salton/Maxim Housewares, Inc.), a Delaware corporation (the “Company”), with the Securities and Exchange Commission on June 6, 1995 (the “Registration Statement”), which registered an aggregate amount of 465,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), relating to the Salton/Maxim Housewares, Inc. Stock Option Plan.

On December 9, 2008, Grill Acquisition Corporation, a Delaware corporation, consummated a “short-form” merger with and into the Company pursuant to Section 253 of the Delaware General Corporation Law Section (the “Merger”). In connection with the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement and all outstanding stock options (other than certain options granted in 2008 under the Salton 2007 Omnibus Equity Award Plan) were cancelled in exchange for the right to receive cash consideration.

As a result of the Merger, the Company has terminated all offerings of its shares of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with the foregoing, the Company hereby removes from registration all the shares of Common Stock under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miramar, Florida, on the 22nd day of December 2008.

SALTON, INC.
By:	/s/ Lisa R. Carstarphen
Name: Lisa R. Carstarphen Title: Vice President, General Counsel and and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons, in the capacities indicated, on December 22, 2008:

Signature	Titles	Date

/s/ David M. Maura	Director	December 22, 2008
DAVID M. MAURA

/s/ Lawrence M. Clark, Jr.	Director	December 22, 2008
LAWRENCE M. CLARK, JR.

/s/ Jeffrey T. Kirshner, Esq.	Director	December 22, 2008
JEFFREY T. KIRSHNER, ESQ.

/s/ Ivan R. Habibe	Vice President and Chief Financial Officer	December 22, 2008
IVAN R. HABIBE	(Principal Financial and Accounting Officer)

/s/ Terry L. Polistina	Chief Executive Officer and President	December 22, 2008
TERRY L. POLISTINA	Principal Executive Officer